Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of the 24th day of March, 2010, is by and between AspenBio Pharma, Inc., a Colorado corporation (the “Employer” or “Company”) and Stephen T. Lundy (the “Executive”).  In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter set forth.

ARTICLE 1
TERM OF EMPLOYMENT

1.1  Term.  The Executive shall serve at the pleasure of the Board of Directors of the Company.  The term of employment hereunder shall commence as of the day first written above (the “Commencement Date”) and shall continue until terminated as provided in Article 5.

ARTICLE 2
DUTIES OF THE EXECUTIVE

2.1  Duties.  The Executive shall be employed with the titles of President and Chief Executive Officer, with the responsibilities and authorities as are customarily performed by such positions including, but not limited to, those duties as may from time to time be assigned to the Executive by the Board of Directors of the Employer.  The Executive shall report to the Executive Chair of the Board of Directors, and the Executive’s responsibilities and authorities are subject to the general direction and control of the Board of Directors.

2.2  Extent and Place of Duties.  The Executive shall devote working time, efforts, attention and energies to the business of the Employer on a full-time basis; with such changes as may further be agreed upon between the parties from time to time.  All such duties shall be performed working out of either the Castle Rock, CO offices of the Company or the Executive’s home office in addition to regular trips for business and meetings on behalf of the Company as the Executive and the Company may reasonably agree.

2.3      Election to the Board of Directors.  Upon the Commencement Date, the Executive shall be elected as a member of the Board of Directors of the Company.  During the term of this Agreement, the Board of Directors shall use reasonable efforts to nominate the Executive for continued service on the Board of Directors.  The Executive shall receive no additional compensation for service on the Board of Directors.

ARTICLE 3
COMPENSATION OF THE
EXECUTIVE

3.1  Salary.  As compensation for services rendered under this Agreement, the Executive will receive a salary of $275,000 per year.  The Executive’s salary is payable in accordance with the Employer’s normal business practices. The parties agree that the salary and compensation package will be reviewed at the end of the initial year by the Compensation Committee of the Board of Directors and the Board of Directors.

3.2  Annual Incentive Bonus.  The Executive’s annual incentive bonus for 2010 shall be equal to 45% of his base salary at target, with such designated performance goals as shall be established by the Compensation Committee of the Board of Directors and confirmed by the Board of Directors as soon as reasonably practicable following the Commencement Date.

3.3  Stock Incentive Award.  The Executive shall be awarded an initial stock option award to purchase 400,000 shares of the Company’s common stock.  The date of grant shall be the Commencement Date, provided that the Executive begins employment with the Company on such date; otherwise the date of grant shall be the date his employment with the Company begins.  The stock option award shall have a term of ten (10) years, shall constitute an Incentive Stock Option to the extent possible, shall vest on a time-based basis with one-third of the award vesting on each of the first, second and third anniversaries of the date of grant, and shall have accelerated vesting with respect to 100,000 of the shares underlying the stock option award on the earlier to occur within twelve months after the Commencement Date of:  (a) completion by the Company of a successful fund-raising transaction; and (b) receipt of clearance for the Company’s ELISA-based AppyScore product.  In accordance with the 2002 Stock Incentive Plan, any unvested stock options shall vest upon the consummation of a Change in Control of the Company.  A “Change in Control” shall mean, (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of more than fifty percent of the outstanding securities of the Company, (b) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, (c) the sale, transfer or other disposition of all or substantially all of the assets of the Company, (d) a complete liquidation or dissolution of the Company, or (e) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

3.4  Benefits.  The Executive shall be entitled, subject to this Section 3.4, to participate in all of the Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, incentive compensation, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, , it being understood that the Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement.  Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.  The Executive’s health care benefits shall be coordinated with any COBRA benefits currently held by the Executive.  The Executive shall be entitled to paid vacation time equal to 4 weeks for each 12-month period during the Term.

3.5  Expenses.  The Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by the Executive in the performance of his duties hereunder.

3.6  Travel/Relocation.  The Employer does not expect the Executive to relocate to the Castle Rock, CO area in the near term and will, to the extent consistent with applicable tax law, pay for lodging and travel costs for the Executive for travel associated with the Executive’s position with the Company.  Domestic air travel shall be reimbursed at economy fare and international travel at business class fare.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY

4.1  During the term of this Agreement, the Executive may make passive investments in companies involved in industries in which the Company operates, provided any such investment does not exceed a 5% equity interest, unless the Executive obtains consent to acquire an equity interest exceeding 5% by a vote of a majority of the directors.

4.2  During the term of this Agreement the Executive, subject to Board approval, which will not be unreasonably withheld, can join non-competitive boards as an independent board member, not to exceed a total of three boards at any one time.

4.3  Except as provided in this Article 4 hereof, the Executive may not participate in any business or other areas of business in which the Company is engaged during the term of this Agreement without the consent from a majority of the directors.

4.4      (a)           The Executive recognizes and acknowledges that the information, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to the Employer’s business as they may exist from time to time are valuable, special and unique assets of the Employer’s business.  Therefore, the Executive agrees as follows:

(1)  The Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Employer’s business, except as such disclosure or use may be required in connection with the Executive’s work for the Employer.

(2)  Upon request or at the time of leaving the employ of the Employer, the Executive shall deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

(3)  The Board of Directors of the Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

(b)           In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 4.4, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that the Executive deliver to the Employer all information, documents, notes, memoranda and any and all other material as described above upon the Executive’s leave of the employ of the Employer.  Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

(c)           The Executive hereby agrees that, upon the execution of this Agreement, he will sign the Company’s standard forms of Code of Conduct, Confidentiality, Insider Trading Policy and Inventions agreements.

4.5       Non-disparagement.  During the Term of the Executive’s employment hereunder and for five (5) years thereafter (a) the Executive shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Company or its officers, directors, employees or services and (b) the Employer shall not disparage, deprecate, or make any comments or take any other actions, directly or indirectly, that a reasonable person would expect at the time would have the effect of diminishing or constraining the goodwill and good reputation of the Executive, except in each case as may be required by law.  For the Executive, this obligation includes, but is not limited to, refraining from negative statements about the Company’s methods of doing business, the effectiveness of its business policies, and the quality of any of its services or personnel. Further, the Executive will refrain from criticizing, or making (directly or indirectly), or encouraging any other(s) to make, any public attack(s) against the Company or any of its officers, directors or employees.  This specifically includes any such communications with any newspaper or other news media.

ARTICLE 5
TERMINATION OF EMPLOYMENT

5.1  Termination.  The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

(a)           By Executive.  Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by prior written notice to the Employer:

(1)  if the Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of the Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more, or the Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Employer or any material part of its assets;

(2)  a Change in Control of the Employer;

(3)  a decision by the Employer, approved by the Board of Directors of the Employer, to terminate its business and liquidate its assets.

(b)           Death.  This Agreement shall terminate upon the death of the Executive.

(c)           Disability.  The Employer may terminate this Agreement upon the disability of the Executive.  The Executive shall be considered disabled (whether permanent or temporary) if he is incapacitated to such an extent that he is unable to perform substantially all of his duties for Employer that he performed prior to such incapacitation.

(d)           Cause.  The Employer may terminate this Agreement for Cause.  For purposes of this Agreement, “Cause” means (i) the willful and continued failure by the Executive to substantially perform his duties with the Employer (other than any such failure resulting from his incapacity due to physical or mental illness) after a written demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties and responsibilities hereunder, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.  For purposes of this paragraph, no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Employer.

(e)           Other Termination by Company.  The Employer may terminate the Executive’s employment hereunder for any reason.

(f)           Other Termination by Executive.  The Executive may terminate the Agreement for any reason by providing written notice to the Board of Directors at least thirty (30) days prior to the Date of Termination.

5.2  Notice of Termination.  Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1(b) above) shall be communicated by written Notice of Termination to the other party.

5.3  Date of Termination.  “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death; (b) if the Executive’s employment is terminated for Cause, the date on which a Notice of Termination is received by the Executive; (c) if the Executive is determined to be disabled, the date of such determination; and (d) if the Executive’s employment is terminated for any other reason stated above, the date specified in a Notice of Termination by the Employer or the Executive, which date shall be no less than thirty (30) days following the date on which Notice of Termination is first given.

5.4  Compensation Upon Termination.

(a)           Following the termination of this Agreement by the Company for Cause as set forth in Section 5.1(d), or any termination of this Agreement by the Executive pursuant to Section 5.1(f), the Executive shall be entitled to compensation only through the Date of Termination.

(b)           Following the termination of this Agreement pursuant to Section 5.1(b), the Employer shall pay to the Executive’s estate all compensation due through the Date of Termination plus an amount equal to three (3) months base salary following such termination for his death.

(c)           In the event of disability of the Executive as described in Section 5.1(c), if the Employer elects to terminate this Agreement, the Executive shall receive compensation through the Date of Termination plus an amount equal to three (3) months base salary following such termination for his disability.

(d)           If the Executive is terminated by the Employer for any reason other than death, disability or Cause as set forth in this Article 5, or the Executive terminates his employment under Section 5.1(a) hereof, then the Executive shall, subject to execution of a customary release of claims, receive compensation through the Date of Termination plus severance payments equal to twelve (12) months base salary following the Date of Termination.  The amount of such base salary shall be the base salary at the Date of Termination unless, in the event of a Change in Control, a higher base salary was in effect prior to the Change in Control.

(e)           Any amounts payable under this Section 5.4 shall be paid on the Company’s normal payroll cycle; provided, however, that all such payments (including by a lump sum payment as applicable) shall be paid in full by March 15 of the year following the year containing the Date of Termination or, if applicable, otherwise so as not to be subject to Section 409A of the Internal Revenue Code.

5.5  Other Termination Provisions.  The Executive agrees that upon termination of this Agreement and upon reasonable request by the Board of Directors, the Executive shall resign from any then effective Board, Officer or Committee Employer positions.

5.6  Remedies.  Any termination of this Agreement shall not prejudice any other remedy to which the Employer or the Executive may be entitled, either at law, equity, or under this Agreement.

ARTICLE 6
INDEMNIFICATION

To the fullest extent permitted by applicable law, the Employer agrees to indemnify, defend and hold the Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of the Employer or its employees, including the Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of the Employer or any affiliate of the Employer.  To the fullest extent permitted by applicable law, the Employer shall advance to the Executive expenses of defending any such action, claim or proceeding.  However, the Employer shall not indemnify the Executive or defend the Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of the Executive.  The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7
GENERAL PROVISIONS

7.1  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

7.2  Arbitration.  Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

7.3  Entire Agreement.  This Agreement supersedes any and all other agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

7.4  Successors and Assigns.  This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon the Employer, any successor in interest to all or substantially all of the business and/or assets of the Employer, and the heirs, administrators, successors and assigns of the Executive.  Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

7.5  Notices.  For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Executive:
Stephen T. Lundy
10100 Inshore Drive
Austin, TX 78730
Email: slundy2@austin.rr.com
Cell:  (512) 913-8911

Employer:
AspenBio Pharma, Inc.
Attn: Chairman
1585 South Perry Street
Castle Rock, CO 80104
Fax: 303/ 798-8332

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.6  Severability.  If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

7.7  Section Headings.  The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

7.8  Survival of Obligations.  Termination of this Agreement for any reason shall not relieve the Employer or the Executive of any obligation accruing or arising prior to such termination.

7.9  Amendments.  This Agreement may be amended only by written agreement of both the Employer and the Executive.

7.10    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument.  This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

7.11    Fees and Costs.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

IN WITNESS WHEREOF, Employer and Executive enter into this Executive Employment Agreement effective as of the date first set forth above.

AspenBio Pharma, Inc. - “EMPLOYER”

By:	/s/ Daryl J. Faulkner
Name: Daryl J. Faulkner
Title: Executive Chairman

Stephen T. Lundy - “EXECUTIVE”

By:	/s/ Stephen T. Lundy
Stephen T. Lundy, Individually